EXHIBIT 97

HCI Group, Inc. (“the Company”)

Clawback Policy

The Company’s clawback policy is located within the Charter of the Company’s Compensation Committee. The relevant text is as follows.

The Committee will ensure that the Company will recover reasonably promptly the amount of erroneously awarded incentive-based compensation received by an executive officer in the event that the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

“Incentive-based compensation” is any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a financial reporting measure. “Financial reporting measures” are measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures. Stock price and total shareholder return are also financial reporting measures. A financial reporting measure need not be presented within the financial statements or included in a filing with the Commission.

The amount of incentive-based compensation that is subject to this recovery policy (“erroneously awarded compensation”) is the amount of incentive-based compensation received that exceeds the amount of incentive-based compensation that otherwise would have been received had it been determined based on the restated amounts, and must be computed without regard to any taxes paid. For incentive-based compensation based on stock price or total shareholder return, where the amount of erroneously awarded compensation is not subject to mathematical recalculation directly from the information in an accounting restatement: (A) the amount will be based on a reasonable estimate of the effect of the accounting restatement on the stock price or total shareholder return upon which the incentive-based compensation was received; and (B) the Company will maintain documentation of the determination of that reasonable estimate and provide such documentation to the New York Stock Exchange.

This recovery policy will apply to all incentive-based compensation received by a person: (A) after beginning service as an executive officer; (B) who served as an executive officer at any time during the performance period for that incentive-based compensation; (C) while the Company has a class of securities listed on a national securities exchange or a national securities association; and (D) during the three completed fiscal years immediately preceding the date that the Company is required to prepare an accounting restatement as described in paragraph (c)(1) of Section 303A.14 of the New York Stock Exchange Listing Company Manual. In addition to these last three completed fiscal years, this recovery policy will apply to any transition period (that results from a change in the Company’s fiscal year) within or immediately following those three completed fiscal years. However, a transition period between the last day of the Company’s previous fiscal year end and the first day of its new fiscal year that comprises a period of nine to 12 months would be deemed a completed fiscal year. The Company’s obligation to recover erroneously awarded compensation is not dependent on if or when the restated financial statements are filed.

Incentive-based compensation will be deemed received in the Company’s fiscal period during which the financial reporting measure specified in the incentive-based compensation award is attained, even if the payment or grant of the incentive-based compensation occurs after the end of that period.

The Company will not indemnify any executive officer or former executive officer against the loss of erroneously awarded compensation.

For the purposes of this recovery policy the term "executive officer" will have the meaning ascribed to that term by Section 303A.14 of the New York Stock Exchange Listing Company Manual

This recovery policy is intended to satisfy the requirements of Section 303A.14 of the New York Stock Exchange Listing Company Manual and it will be interpreted, carried out and enforced in conformity therewith.